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                                                                   EXHIBIT 10.42

                       RELEASE AND RESIGNATION AGREEMENT

            THIS AGREEMENT is made as of the 20th day of June, 2000.

WHEREAS:

A. Mr. Michael Forster ("FORSTER") is the President, Director and Chief Operating Officer of SmartSources.com Inc. ("SMARTSOURCES.COM") and a consultant to SmartSources.com Inc. and its direct or indirect wholly owned, subsidiary companies (collectively, the "SMARTSOURCES GROUP");

B. Forster has agreed for and in consideration of the payments set out herein to resign all offices, positions and terminate his employment and consulting agreement with the SmartSources Group and will not stand for re-election as a director of SmartSources.com at the upcoming Annual General Meeting of SmartSources.com, and has further agreed to enter into this Release and Resignation Agreement in order to release the SmartSources Group from all further obligations on the terms hereinafter set forth.

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual agreements and covenants set out herein the parties agree as follows:

1.0       RESIGNATION AND RELEASE

1.1       Forster has agreed to:

     (a) resign as a director and officer of SmartSources.com and shall resign from his offices, position, employment and as a consultant with the SmartSources Group as of July 1, 2000;

     (b) not stand for, or be nominated for, re-election to the Board of Directors of SmartSources.com at the 2000 Annual General Meeting of SmartSources.com.

1.2 Forster hereby releases and forever discharges each of the companies which comprise the SmartSources Group, their respective employees, officers, directors, successors, assigns and all other affiliated and subsidiary companies of the SmartSources Group from all claims, demands, damages, actions or causes of action of any sort which Forster may have for any cause existing up to and including the date of this Release and through until the date of his resignation. This Release includes, but is not limited to, any claim arising out of Forster's employment or consulting agreement with the SmartSources Group or its termination, and more specifically, any claims under the Employment Standards Act, any complaints under human rights legislation, any claims for damages for wrongful dismissal, termination of Forster's position, loss of status, loss of future job opportunity, loss of opportunity to enhance reputation, the timing of the resignation and the manner in which it was effected, loss of stock options, salary, bonuses, commissions or incentive pay, loss of benefits included but not limited to life insurance, short-term and long-term disability coverage and any other type of damages, in any way related to Forster's resignation from employment with the SmartSources Group or the terms of Forster's retainer as a consultant pursuant to the July 20, 1999, Management Consulting Agreement letter from SmartSources.com Technologies Inc. to Forster.

1.3 Forster further agrees that the termination benefits referred to in this Agreement include any amounts to which Forster may be entitled under any terms of any consulting agreement or employment with the SmartSources Group, and the British Columbia Employment Standards Act and that neither Forster, nor any corporation or trust, directly or indirectly owned or controlled by Forster will file in any Court or with any other tribunal any claim for wrongful dismissal, loss of benefits, termination pay, overtime, vacation pay or any other remedy to which Forster or such corporation or trust may be entitled, and Forster on behalf of himself and any such corporation or trust, hereby expressly releases SmartSources.com Technologies Inc., SmartSources.com and the SmartSources Group from all claims, demands, damages, actions or causes of action of any sort which he may have with respect to the loss



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of any right to exercise any stock option or options (or any part thereof) which would or might have vested or become exercisable at any time after the date of Forster's resignation including without limitation the whole or any part of any stock option which would or might have become vested or exercisable during any period of reasonable notice deemed due to Forster on termination of his consulting agreement or employment.

1.4 Forster agrees to save harmless and indemnify the SmartSources Group from any and all proceedings which may occur in the future arising out of the payment of any amounts referred to in this Agreement.

2.0 CONFIDENTIALITY

2.1 Forster covenants and agrees that he will not divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information concerning matters affecting or relating to the business of the SmartSources Group, or any of the SmartSources Group's subsidiaries or affiliates including all of the companies and individuals in the SmartSources Group, their owners, shareholders, officers and directors which is in the nature of a trade secret, including, without limitation, their financial statements, financial projections, information, records, business plans or strategies, special project plans, customers, the prices they obtain or have obtained from the sale of their products, their manner of operation, their plans, processes or other data, the parties hereto stipulating that, as between them, the same are confidential and gravely affect the effective and successful conduct of the business of the SmartSources Group.

2.2 Forster agrees that on his last active day of work for the SmartSources Group he will immediately deliver and return to the SmartSources Group:

          (a) all documents, lists, books and records (whether stored in printed or electronic form) and

          (b)    all other property in his possession or control,

                 (the "PROPERTY")

of, or connected with, the business of the SmartSources Group, and shall if required by the SmartSources Group upon delivery of such Property certify by way of execution of a Statutory Declaration in a form prescribed by the SmartSources Group that:

          (c) he no longer has possession of, or control over, any other Property relating to the SmartSources Group;

          (d) he has not entrusted to any third party other than the SmartSources Group possession or control over any other Property; and

          (e) that he has neither taken, nor kept copies of any such Property either in printed or electronic form.

2.3 Any breach of the terms of this Article 2.0 shall be a material breach of this Agreement.

3.0 SEVERANCE TERMS

3.1  SmartSources.com and Forster hereby covenant and agree that:

          (a) SmartSources.com shall continue payment to Forster of his current salary (and if applicable less all statutory deductions) until July 1, 2000.
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     (b)  Until July 1, 2000 Forster agrees to continue performance of his customary duties as an consultant or employee of SmartSources.com;

     (c) On July 1, 2000 SmartSources.com shall pay to Forster in a lump sum as compensation for length of service and as a severance allowance in full satisfaction of any amount due to Forster under the terms of the July 20, 1999 Management Consulting Agreement, the gross sum of U.S. $70,000.00 (the "SEVERANCE ALLOWANCE"). Payment of the Severance Allowance shall be subject, to all applicable withholding requirements;

     (d) SmartSources.com shall provide Forster with a positive recommendation and letter of reference; and

     (e) the SmartSources Group shall, subject to the extent permitted by law and in particular any applicable corporate, securities or criminal legislation, releases and forever discharge Forster from all claims, demands, damages, actions or causes of action of any sort which the SmartSources Group may have for any cause existing up to and including the date of Forster's resignation, PROVIDED THAT this release shall not apply to any claim by the SmartSources Group against Forster arising from any breach by Forster of any corporate, securities or criminal legislation.

3.2 Forster hereby acknowledges that after his departure from SmartSources.com on July 1, 2000 he shall conduct himself to the highest level of integrity and shall not disparage the business of SmartSources Group or its employees, officers and directors.

3.3 Except for payment of the Severance Allowance in accordance with either Article 3.2 or 3.3, Forster shall not be entitled to any further compensation for loss of any benefits (included but not limited to loss of life insurance or short-term and long term disability coverage), loss of incentive compensation, or any other claims or damages in any way related to the termination of Forster's consulting agreement or employment, and payment of the Severance Allowance shall in all cases be subject to execution of a Release of All Claims in a form prescribed by SmartSources.com.

3.4 All benefits under the SmartSources Group's Employee Group Benefits Plan as provided to Forster will be continued until July 1, 2000, and payment of the consultant or employee's share of the monthly premium cost of such benefits shall be made by way of monthly deductions from the gross amounts paid to Forster.

4.0       INDEPENDENT ADVICE

4.1 Forster hereby declares and acknowledges that he has obtained independent legal advice before entering into this Agreement and has read this Agreement and fully understands its terms and Forster hereby agrees and acknowledges that he has not been influenced to any extent whatsoever in making this Agreement by any representations or statements made by the SmartSources Group or persons representing the SmartSources Group other than as herein set out.

5.0       LAW AND ARBITRATION

5.1 This Agreement will be interpreted in accordance with the laws of the Province of British Columbia.

5.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the
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arbitration proceedings shall be English. Nothing in Article 5.2 shall prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

6.0      GENERAL:

6.1 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

6.2 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

6.3 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the date of execution of his Agreement shall be and remain in force. In particular it is agreed that all the covenants and agreements of Forster contained in this Agreement shall continue and shall remain in full force and effect after the date of Forster's resignation as a consultant, or termination, from employment with the SmartSources Group.

6.4 In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

6.5 The parties hereto acknowledge that the law firm of RBS Lawyers has acted solely for the SmartSources Group in connection with this Agreement.

6.6 This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

IN WITNESS WHEREOF the parties have hereunto set their hand and seal this ___ day of June, 2000.



WITNESS:                            )
                                    )
/s/ JEFFREY J. LOWE                 )
----------------------------------- )
Witness Signature                   )
                                    )
         JEFFREY J. LOWE            )
----------------------------------- )
Address                             )
            [ILLEGIBLE]             )        /s/ MICHAEL FORSTER
----------------------------------- )        ------------------------------
     380-1111 MELVILLE STREET       )        MICHAEL FORSTER
----------------------------------- )
          VANCOUVER, B.C.           )
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              V6E 4R7               )
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         TEL:(604)682-3684          )
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Occupation                          )


SMARTSOURCES.COM TECHNOLOGIES INC.  )
by its authorized signatory         )
                                    )
/s/ NATHAN NIFCO                    )
----------------------------------- )
Authorized Signatory                )